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Exhibit 21 - List of Subsidiaries and the State of Incorporation


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Subsidiary                                  State of Incorporation
----------                                  ----------------------
The Bank of Hemet                                 California

BankLink Corporation                              California

Hemet Service Corporation                         California

Florida Avenue Investment Company                 California

Inland Diversified, Inc.                          California

B.O.H. Escrow Company                             California

Hemet Statutory Trust I                           Connecticut
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